Exhibit 10.19

SWITCH, INC.

DIRECTOR COMPENSATION PROGRAM

Eligible Directors (as defined below) on the board of directors (the “Board”) of Switch, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who (i) is not an employee of the Company or any parent, affiliate or subsidiary of the Company and (ii) is not affiliated with Intel Corporation or Intel Capital Corporation (each, an “Eligible Director”), who may be eligible to receive such cash or equity compensation, unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Program shall become effective upon the closing of the Company’s initial public offering of its Class A common stock (the “IPO Closing Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.

1. Cash Compensation.

a. Annual Retainers. Effective upon the IPO Closing Date, each Eligible Director shall be eligible to receive an annual cash retainer of $67,500 for service on the Board.

b. Additional Annual Retainers. In addition, effective upon the IPO Closing Date an Eligible Director shall be eligible to receive the following additional annual retainers, as applicable:

(i) Lead Independent Director. An Eligible Director serving as Lead Independent Director of the Board shall be eligible to receive an additional annual retainer of $20,000 for such service.

(ii) Audit Committee. An Eligible Director serving as Chairperson of the Audit Committee shall be eligible to receive an additional annual retainer of $22,500 for such service. An Eligible Director serving as a member of the Audit Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $10,000 for such service.

(iii) Compensation Committee. An Eligible Director serving as Chairperson of the Compensation Committee shall be eligible to receive an additional annual retainer of $20,000 for such service. An Eligible Director serving as a member of the Compensation Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $10,000 for such service.

(iv) Nominating and Corporate Governance Committee. An Eligible Director serving as Chairperson of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $15,000 for such service. An Eligible Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $6,250 for such service.

c. Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) above shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the

Company in arrears not later than thirty days following the end of each calendar quarter. In the event an Eligible Director does not serve as an Eligible Director for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as an Eligible Director. For the avoidance of doubt, no Eligible Director will receive any annual cash retainer (or portion thereof) under Section 1(a) above with respect to services provided to the Company prior to the IPO Closing Date.

2. Equity Compensation. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2017 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Notwithstanding any provision to the contrary in this Program or the Equity Plan, the amount of any cash compensation and/or the grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted under this Program shall be subject to any limitations imposed under the Equity Plan or any other applicable Company agreement, program, policy or plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

a. An Eligible Director who is serving on the Board as of the date of each annual shareholder meeting commencing with the annual shareholder meeting following the IPO Closing Date automatically shall be granted, on date of the applicable annual shareholder meeting, a Restricted Stock award covering a number of shares of Class A common stock equal to $200,000, divided by the Fair Market Value of a share of Class A common stock on the applicable grant date, rounded to the nearest whole share and subject to adjustment as provided in the Equity Plan. The awards described in this Section 2(a) shall be referred to herein as the “Annual Awards”. Each Annual Award shall vest in full on the earlier of the one-year anniversary of the grant date and the date of the annual shareholder meeting following the grant date, subject to the Eligible Director continuing in service as an Eligible Director through the vesting date.

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